UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	September 30, 2009

VYSTAR CORPORATION

(Exact name of registrant as specified in its charter)

Georgia	000-53754	20-2027731
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

3235 Satellite Blvd., Building 400, Suite 290, Duluth GA	30096
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(770) 965-0383

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a- 12 under the Exchange Act (17 CFR 240.14a- 12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensation Arrangements of Certain Officers

On September 30, 2009, Joseph C. Allegra, MD was elected a director of Vystar Corporation (the “Company”) to fill a vacancy on the Board of Directors for a term ending at the Company’s 2010 annual meeting of shareholders.  Dr. Allegra was appointed a member of the Company’s Executive Committee and a member and chairman of the Company’s Compensation Committee.

On September 30, 2009, Dr. Allegra was granted Non-Qualified Options to purchase 400,000 shares of the Company’s Common Stock at $1.63 per share for a term of ten (10) years from the date of grant.  The Options vest 20,000 shares quarterly beginning September 30, 2009, and each December 31, March 31 and June 30 thereafter, through June 30, 2014, provided that the continuous service of Dr. Allegra as a member of the Company’s Board of Directors continues through and on the applicable Vesting Date.  The Options were issued pursuant to the Company’s 2004 Long-Term Incentive Compensation, as amended.

Dr. Allegra, age 60, is the founder/owner of various limited liability companies in the Atlanta, GA area including Diamond II Investments, Oncology Molecular Imaging, and Pediatric Urgent Care. He is also the owner of Cyberlogistics, Inc and is a partner with the Seraph Group. Dr. Allegra has held various professorships and chairmanships as a practicing oncologist. He has an undergraduate degree in Chemistry from Temple University and obtained his MD from Penn State College of Medicine.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VYSTAR CORPORATION
October 2, 2009	By:	/s/ William R. Doyle William R. Doyle Chairman, President and Chief Executive Officer